News Corporation

Exhibit 99.1

N E W S R E L E A S E For Immediate Release Contact: Alice Macandrew +44 (0)207 782 6013 Christof Schramm +49 211 9541 2311

This press release does not constitute an offer of securities for sale or a solicitation of an offer to purchase securities in the United States. The shares of Sky Deutschland AG may not be offered or sold in the United States under the U.S. Securities Act of 1933, as amended, absent registration or an exemption from registration. No public offering of shares will be made in the United States.

News Corporation to backstop financing measures of Euro 340 million in Sky Deutschland AG

London, 2 August 2010. News Corporation today announces it has agreed to backstop Euro 340 million of financing measures that are being initiated by Sky Deutschland AG ("Sky Deutschland").

The financing measures will consist of a rights offering of up to 269.6 million newly issued registered shares, which may be combined with a bond issued to News Corporation that is convertible for up to 53.9 million underlying Sky Deutschland shares, and/or a loan provided by News Corporation. News Corporation will have the right to convert the bond into equity at any time following a 40-day holding period, subject to certain black-out periods. If not converted, News Corporation will have the option to redeem the bond for cash upon its maturity in four years. The issuance and size of the convertible bond and/or loan will depend on the amount raised through the rights offering in order to ensure that the overall proceeds to Sky Deutschland amount to Euro 340 million.

News Corporation is committed to backstop the rights offering at a price no lower than the legally permissible minimum (Euro 1). The financing measures are structured such that News Corporation's shareholding in Sky Deutschland will not exceed 49.9 percent from its current position of 45.42 percent unless News Corporation elects to do so.

News Corporation's backstop commitment is subject to certain customary conditions such as the absence of a material adverse change in Sky Deutschland's business. The financing measures are expected to be completed by no later than 31 January 2011.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of March 31, 2010 of approximately US$55 billion and total annual revenues of approximately US$32 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; integrated marketing services; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.